Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 1, 2015, relating to our audits of the financial statements and financial highlights, which appear in the March 31, 2015 Annual Reports to Shareholders of Newfound Risk Managed Global Sectors Fund, Newfound Total Return Fund and Newfound Multi-Asset Income Fund, each a series of Northern Lights Fund Trust III, which are also incorporated by reference into this Registration Statement.

We also consent to the references to our Firm under the captions “Financial Highlights”, "Independent Registered Public Accounting Firm", “Policies and Procedures for Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

/s/ McGladrey LLP

Denver, Colorado

July 29, 2015